UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Thomas B. Green
   One Dell Way
   TX, Round Rock 78682-2244
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Law and Administration and Secretary
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |      |    |                  |   |           |166317             |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |      |    |                  |   |           |17736              |I     |Employer 401(k) plan       |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Optio|$1.446  |     |    |           |   |1    |7/11/|Common Stock|       |       |384000      |D  |            |
ns                      |        |     |    |           |   |     |2006 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$9.26   |     |    |           |   |2    |7/18/|Common Stock|       |       |240000      |D  |            |
ns                      |        |     |    |           |   |     |2007 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$10.157 |     |    |           |   |3    |12/22|Common Stock|       |       |200000      |D  |            |
ns                      |        |     |    |           |   |     |/2007|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$12.738 |     |    |           |   |1    |3/20/|Common Stock|       |       |174768      |D  |            |
ns                      |        |     |    |           |   |     |2008 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$24.09  |6/18/|A   |750000     |A  |4    |6/18/|Common Stock|750000 |N/A    |750000      |D  |            |
n                       |        | 2001|    |           |   |     |2011 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$22.94  |2/12/|A   |200000     |A  |5    |2/12/|Common Stock|200000 |N/A    |200000      |D  |            |
ns                      |        | 2001|    |           |   |     |2011 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$22.10  |9/6/ |A   |200000     |A  |6    |9/6/2|Common Stock|200000 |N/A    |200000      |D  |            |
ns                      |        |2001 |    |           |   |     |011  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$28.899 |     |    |           |   |7    |7/17/|Common Stock|       |       |86520       |D  |            |
ns                      |        |     |    |           |   |     |2008 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$37.5938|     |    |           |   |8    |8/22/|Common Stock|       |       |75000       |D  |            |
n                       |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$30.43  |     |    |           |   |9    |3/26/|Common Stock|       |       |69228       |D  |            |
ns                      |        |     |    |           |   |     |2009 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$37.5938|     |    |           |   |10   |8/22/|Common Stock|       |       |75000       |D  |            |
ns                      |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nnonqualified Stock Opti|$43.438 |     |    |           |   |11   |3/02/|Common Stock|       |       |265000      |D  |            |
ons                     |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$44.6875|     |    |           |   |12   |9/23/|Common Stock|       |       |89510       |D  |            |
ns                      |        |     |    |           |   |     |2009 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$45.90  |     |    |           |   |13   |3/24/|Common Stock|       |       |29826       |D  |            |
ns                      |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Currently exercisable.
2. Exercisable in accordance with the following schedule: 48,000 shares on 7/18 of each year from 1998 through 2002.
3. Exercisable in accordance with the following schedule: 40,000 shares on 12/22 of each year from 1998 through 2002.
4. Exercisable in accordance with the following schedule: 150,000 shares on 6/18 of each year from 2002 through 2006.
5. Exercisable in accordance with the following schedule: 40,000 shares on 2/12 of each year from 2002 through 2006.
6. Exercisable in accordance with the following schedule: 40,000 shares on 9/6 of each year from 2002 through 2006.
7. Exercisable in accordance with the following schedule: 17,304 shares on 7/17 of each year from 2002 through 2006.
8. Exercisable in accordance with the following schedule: 15,000 shares on 8/22 of each year from 2003 through 2007.
9. Exercisiable according to the following schedule: 17,307 shares on 3/26/00 and 3/26/01, and 34,614 shares on 3/26/02.
10. Exercisable in accordance with the following schedule: 15,000 shares on 8/22 of each year from 2001 through 2005.
11. Exercisable in accordance with the following schedule: 53,000 shares on 3/2 of each year from 2001 through 2005.
12. Exercisable according to the following schedule: 17,902 shares on 9/23 of each year from 2000 through 2004.
13. Exercisable in accordance with the following schedule: 7,456 on 3/24/2001, 7,457 shares on 3/24/2002 and 14,913 shares on 3/24/2003.